Exhibit 99.1

The following table presents our drivers for the years ended December 31, 2006 and 2005.

	Year ended December 31,
	2006	2005	% Change

Real Estate Franchise Services
Closed homesale sides	1,515,542	1,848,000	(18%)
Average homesale price	$ 231,664	$ 224,486	3%
Average homesale broker commission rate	2.47%	2.51%	(4 bps)
Net effective royalty rate	4.87%	4.69%	18 bps
Royalty per side	$ 286	$ 271	6%

Company Owned Real Estate Brokerage Services
Closed homesale sides	390,222	468,248	(17%)
Average homesale price	$ 492,669	$ 470,538	5%
Average homesale broker commission rate	2.48%	2.49%	(1 bps)
Gross commission income per side	$ 12,691	$ 12,100	5%

Relocation Services
Initiations	130,764	121,717	7%
Referrals	84,893	91,787	(8%)

Title and Settlement Services
Purchase Title and Closing Units	161,031	148,316	9%
Refinance Title and Closing Units	40,996	51,903	(21%)
Average price per closing unit	$ 1,405	$ 1,384	2%

The following table reflects the results of each of our reportable segments for the year ended December 31($ millions):

		Revenues			EBITDA			Margin
		2006	2005	% Change	2006	2005	% Change	2006	2005	% Change
	Real Estate Franchise Services	$ 879	$ 988	(11)	$ 613	$ 740	(17)	70%	75%	(5)
	Company Owned Real Estate
	Brokerage Services	5,022	5,723	(12)	25	250	(90)	-	4	(4)
	Relocation Services	509	495	3	103	124	(17)	20	25	(5)
	Title and Settlement Services	409	316	29	45	53	(15)	11	17	(6)

	Total Reportable Segments	6,819	7,522	(9)	786	1,167	(33)
	Corporate and Other(a)	(327)	(383)	*	(11)	-	*

	Total Company(b)	$ 6,492	$ 7,139	(9)	$ 775	$ 1,167	(34)	12%	16%	(4)

Less:	Depreciation and amortization				142	136
	Interest expense/(income), net				29	(7)

	Income before income taxes and
	Minority interest				$ 604	$ 1,038

(*)	Not meaningful
(a)

Includes unallocated corporate overhead and the elimination of transactions between segments, which consists primarily of (i) intercompany royalties of $327 million and $369 million paid by our Company Owned Real Estate Brokerage Services segment during 2006 and 2005, respectively, and (ii) intercompany royalties of $14 million paid by our Title and Settlement Services segment to our Real Estate Franchise Services segment during 2005.

(b)

Includes $66 million of separation costs and $46 million of restructuring costs offset by a benefit of $38 million due to the resolution of certain former parent legacy matters in 2006 compared to $6 million in restructuring costs in 2005.

The following table reflects the Adjusted EBITDA reconciliation ($ millions):

2006E
EBITDA	$854
WEX receivable [1]	3
Realogy EBITDA [2]	$857
Adjustments:
Less: Incremental stand alone costs	(29)
Less: Incremental secured borrowing costs	(7)
Plus: Annualized business unit cost savings	43
Plus: Non-cash LTIP	23
Plus: Annualized WEX receivable[1]	9
Plus: Public company costs savings	7
Realogy Adj. EBITDA	$903

1 Wright Express Corporation (WEX) was divested by Cendant in February 2005 through an IPO. As a result of the IPO, the tax basis of the Company’s tangible and intangible assets increased to their fair market value which reduced federal income tax that WEX might otherwise be obligated to pay. WEX is required to pay Cendant 85% of any tax savings. Cendant is required to pay 62.5% of these tax savings payments received form WEX to Realogy.

2 EBITDA is before former parent legacy costs, separation costs, restructuring costs and merger costs.

NOTE: Adjustments give effect to cost savings and incremental costs as if those costs or savings had been in effect since 1/1/06. Adjustments are estimates and preliminary and may not be adjusted or updated in future filings.

Reconciliation of EBITDA excluding separation, restructuring and former parent legacy costs incurred by Realogy to Net Income

(in Millions)

For the Year Ended December 31, 2006
Total EBITDA before separation, restructuring, Cendant legacy costs and merger costs	$854
Separation, restructuring, legacy and merger costs (1)	78
Depreciation and amortization	142
Interest expense (income), net	29

Income before income taxes and minority interest	605
Less:
Provision for income taxes	237
Minority interest, net of tax	2

Net income	$366

(1)	Includes $66 million, $46 million and $4 million of separation, restructuring and merger-related costs, respectively, offset by a benefit of $38 million for former parent legacy matters.

The financial measure EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not GAAP measures. EBITDA is defined as net income before separation, restructuring, legacy costs of our former parent incurred by us and merger costs, interest expense (income), net (other than interest relating to secured obligations), income taxes, depreciation, amortization and minority interest. A reconciliation of this financial measure to the most directly comparable GAAP measure, net income, is presented above.

We present these financial measures because we believe these measures provide investors with important additional information to evaluate our operating performance. We believe they are useful as a supplemental measure in evaluating performance of our operating businesses and provides greater transparency into our combined results of operations. EBITDA is a measure used by our management, including our chief operating decision maker, to perform such evaluation, and it is a factor in measuring compliance with debt covenants relating to certain of our borrowing arrangements. It should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with generally accepted accounting principles.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as an alternative to pretax income or any other operating performance measure presented in accordance with GAAP.

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